Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Debra Ceffalio
(847) 720-2767	(847) 720-1652
Melissa.Napier@usfoods.com	Debra.Ceffalio@usfoods.com

US Foods Reports Third Quarter Fiscal 2016 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) November 8, 2016 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the third quarter and first nine months of fiscal year 2016.

Third Quarter Highlights

•	Total case volume growth of 4%, Independent Restaurant volume rose 5.5%

•	Net sales increased 0.8% to $5.8 billion

•	Gross profit of $1.0 billion, up 2%

•	Operating income increased $42 million to $115 million

•	Net income increased $128 million to $133 million

•	Adjusted EBITDA increased 8.4% to $244 million

•	Diluted EPS of $0.59; Adjusted Diluted EPS of $0.39

Nine Months Highlights

•	Total case volume 2.5% higher, Independent Restaurant case volume increased 6.5%

•	Net sales increased 0.3% to $17.2 billion

•	Gross profit of $3.0 billion, up 3.1%

•	Operating income increased $161 million to $298 million

•	Net income decreased $44 million to $133 million

•	Adjusted EBITDA increased 14% to $707 million

•	Diluted EPS of $0.68; Adjusted Diluted EPS of $1.02

“Our third quarter results reflected strong performance in many areas, including volume growth and improved profitability,” said President and CEO Pietro Satriano. “Top line momentum and margin expansion, despite deflationary pressures, continue to demonstrate that our Great Food. Made Easy. strategy is resonating with independent restaurants and other customers. Our M&A pipeline remains strong, with two new acquisitions closed since the beginning of the fourth quarter. With the successful rollout of our new field operating model now substantially complete, we have launched two new initiatives that will contribute to EBITDA margin expansion. As a result of our strong year-to-date performance, we have increased our outlook for full year Adjusted EBITDA growth to 9-10%.”

Third Quarter Results

Independent restaurant case volume grew 5.5% from the prior year, with acquisitions contributing 200 basis points (bps) to this growth. Total case volume increased 4% over last year’s third quarter, of which 1.7% was organic. Strong growth with independent restaurants and other broad-based customer wins, the wrap of planned national chain exits, and the onboarding of new customers positively impacted total case volume. Net sales of $5.8 billion increased 0.8% versus prior year as sales from acquisitions completed in the last 12 months boosted Net sales by 1.5%. Total Net sales growth was negatively impacted by deflation, particularly in beef and dairy, and product mix changes in the quarter.

Gross profit of $1.0 billion increased by $20 million, or 2% from the prior year, as the company benefitted from higher volumes, favorable customer mix, and positive impacts from merchandising initiatives. As a percentage of Net sales, Gross profit increased by 21 bps. Adjusted Gross profit of $1.0 billion increased by $33 million, or 3.3% from the prior year.

Operating expenses were $917 million, a decline of 2.5% from the prior year. This improvement reflects progress on initiatives to reduce distribution, selling and administrative expenses, and improve the efficiency and effectiveness of the company’s operating structure. Restructuring charges taken in the third quarter include a new initiative to further centralize field procurement and replenishment activities, and completion of the field reorganization. Adjusted Operating expenses for the quarter were $781 million, 1.8% higher than the prior year. As a percentage of sales, Adjusted Operating expenses were 13.4%, up 14 bps from the prior year, as higher variable costs associated with the increased volumes were partially offset by lower fuel costs.

Operating income was $115 million, or 2.0% of Net sales, a $42 million increase from the prior year. Adjusted EBITDA of $244 million increased $19 million, or 8.4% compared to the prior year, driven by the Adjusted Gross profit and Adjusted Operating expense factors discussed above. Net income for the quarter was $133 million, up from $5 million in the prior year. Contributing to the 2016 result was the one-time tax benefit of $80 million, driven primarily by the release of the company’s tax valuation allowance. Diluted EPS was $0.59 and Adjusted Diluted EPS was $0.39 for the quarter.

Nine Month Results

For the year-to-date, independent restaurant case growth was 6.5%, including 4.5% organic growth. Total case volume increased 2.5% over the prior year, including organic case volume growth of 1.1%. Net sales of $17.2 billion were up 0.3% over the prior year, with sales from acquisitions in the last 12 months increasing Net sales by approximately 1.1%. Net sales and case volumes continue to be affected by strong independent restaurant volume growth, planned shifts away from current national chain business, and deflation in certain categories, particularly in beef.

Gross profit of $3.0 billion increased $91 million, or 3.1% from the prior year. This was driven by higher volumes, favorable customer mix, private brand growth, and positive impacts from merchandising initiatives. As a percentage of Net sales, Gross profit increased by 48 bps. The same factors affected Adjusted Gross profit of $3.0 billion, which increased $109 million from the prior year.

Operating expenses year-to-date were $2.7 billion, down 2.5% from the prior year, as favorable fuel and lower benefits and administrative costs were partially offset by the payment of a consulting and management agreement termination fee and higher depreciation and amortization. Adjusted Operating expenses for the first nine months were $2.3 billion, an increase of 1.0% from the prior year, as favorable fuel costs and lower administrative expenses did not fully offset increased distribution and selling expenses.

Operating income was $298 million, or 1.7% of Net sales, up $161 million from the prior year. Adjusted EBITDA for the first nine months of 2016 was $707 million. This represented an increase of $87 million, or 14% over the prior year, driven by the Adjusted Gross profit and Adjusted Operating expense factors previously discussed. On a year-to-date basis, net income was $133 million, down $44 million from the prior year, which included a $288 million net acquisition termination fee. The one-time tax benefit of $80 million, driven primarily by the release of the company’s tax valuation allowance as discussed above, contributed to the 2016 result. Diluted EPS was $0.68 and Adjusted Diluted EPS was $1.02.

Cash Flow and Capital Transactions

Cash capital expenditures for the first nine months of fiscal 2016 totaled $105 million, a decrease of $37 million from the prior year. On a year-to-date basis, cash flow from operations and Free cash flow were both impacted by the $288 million net cash inflow related to the Sysco acquisition termination payment discussed above. Excluding this payment, cash flow from operations improved by $142 million over the prior year period, driven by margin improvements and decreased operating expenses, and Free cash flow improved by $179 million over the prior year period, driven by stronger results from operations and lower cash capital expenditures.

Net Debt at the end of the third quarter was $3.7 billion, a decline of $320 million versus the comparable prior year period. Towards the end of the quarter, the company completed the defeasance of the outstanding principal of its CMBS Fixed Facility of $472 million, scheduled to mature in August 2017. As a result of the defeasance, the mortgages on the properties were extinguished and all properties previously held as collateral were released. The defeasance resulted in a $12 million debt extinguishment loss in the third quarter. Net Debt to Adjusted EBITDA leverage was 3.8x at the end of the third quarter, down from 4.6x over the prior year’s third quarter.

Outlook for Fiscal 2016

The company is updating its outlook for fiscal 2016, raising expected Adjusted EBITDA growth to a range of 9-10% as compared to prior guidance of 8-9%. Full year Net sales are expected to be flat to slightly down compared to last year. Expected independent restaurant case volume growth remains at 6-7%. Fourth quarter results will reflect the impact of a 53rd week, which occurred in 2015 and will not take place in 2016. The 53rd week added approximately 150 bps to Net sales and 125 bps to Adjusted EBITDA in 2015.

Full year interest expense is expected to be in the range of $225-$235 million. Fiscal 2016 cash capital expenditures are expected to be in the range of $190-$200 million, and fleet capital leases are expected to be approximately $80 million. Depreciation and Amortization expense for fiscal 2016 is expected to be approximately $415-$425 million. The amount of diluted shares at the end of the fiscal year is anticipated to be approximately 225 million shares.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call and Webcast Information

US Food’s third quarter fiscal 2016 earnings call will be broadcast live via the Internet today, November 8, 2016 at 9:00 a.m. CST. The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this news release can be found in the Investor Relations section of our website at www.usfoods.com/investors.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 chefs, restaurants and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates approximately $23 billion in annual revenue. Discover more at www.usfoods.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal,” or similar expressions. Examples of forward-looking statements include, among others, statements we make regarding our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results to differ materially from the forward-looking statements contained in this press release include, among others: our ability to remain profitable during times of cost inflation, commodity volatility, and other factors; industry competition and our ability to successfully compete; our reliance on third-party suppliers, including the impact of any interruption of supplies or increases in product costs; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt, and increases in interest rates; any change in our relationships with GPOs; any change in our relationships with long-term customers; our ability to increase sales to independent customers; our ability to successfully consummate and integrate future acquisitions; our ability to achieve the benefits that we expect from our cost savings programs; shortages of fuel and increases or volatility in fuel costs; any declines in the consumption of food prepared away from home, including as a result of changes in the economy or other factors affecting consumer confidence; liability claims related to products we distribute; our ability to maintain a good reputation; costs and risks associated with labor relations and the availability of qualified labor; changes in industry pricing practices; changes in competitors’ cost structures; our ability to retain customers not obligated by long-term contracts to continue purchasing products from us; environmental, health and safety costs; costs and risks associated with government laws and regulations, including environmental, health, safety, food safety, transportation, labor and employment, laws and regulations, and changes in existing laws or regulations; technology disruptions and our ability to implement new technologies; costs and risks associated with a potential cybersecurity incident; our ability to manage future expenses and liabilities associated with our retirement benefits; disruptions to our business caused by extreme weather conditions; costs and risks associated with litigation; changes in consumer eating habits; costs and risks associated with our intellectual property protections; and risks associated with potential infringements of the intellectual property of others.

For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our prospectus dated May 25, 2016, which was filed with the Securities and Exchange Commission on May 27, 2016, pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended.

All forward-looking statements made in this press release are qualified by these cautionary statements. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Explanation of Non-GAAP Financial Measures

We provide Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Free cash flow, Net Debt, Adjusted Net income and Adjusted Diluted Earnings per Share (EPS) as supplemental measures to GAAP measures regarding the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of Last-in, first-out (LIFO) reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items noted in the Company’s debt agreements.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include Restructuring and tangible asset impairment charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Business transformation costs (business costs associated with the redesign of systems and processes), Acquisition related costs, Acquisition termination fees—net, and other items as specified in our debt agreements.

We use Free cash flow and Net Debt to review the liquidity of our operations. We measure Free cash flow as Cash flows provided by operating activities less capital expenditures. Net Debt is defined as long-term debt plus the current portion of long-term debt net of the Senior Notes premium, Deferred Financing Fees, restricted cash held on deposit in accordance with our credit agreements, and total cash and cash equivalents remaining on the balance sheet at year-end. We believe that Free cash flow and Net Debt are useful financial metrics to assess our ability to pursue business opportunities and investments. Free cash flow and Net Debt are not measures of our liquidity under GAAP and should not be considered as an alternative to Cash flows provided by operating activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as Restructuring and tangible asset impairment charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Business transformation costs (cost associated with redesign of systems and process), and other items, and adjusted for the tax effect of the exclusions. We believe that Adjusted Net income is used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted EPS is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as the performance relative to competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used for certain covenants and restricted activities under our debt agreements. We also believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

US Foods is not providing a reconciliation of its full year 2016 Adjusted EBITDA outlook because the Company is not able to accurately estimate all of the adjustments on a forward-looking basis and such items could have a significant impact on its GAAP financial results as a result of their variability.

We caution readers that amounts presented in accordance with our definitions of Adjusted Gross profit, Adjusted Operating expense, EBITDA, Adjusted EBITDA, Free cash flow, Net Debt, Adjusted Net Income and Adjusted Diluted EPS may not be the same as similar measures used by other companies. Not all companies and analysts calculate these measures in the same manner. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Source: US Foods

# # #

US FOODS HOLDING CORP.

Consolidated Balance Sheets

	As of October 1,	As of January 2,
($ in millions*)	2016	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	150	518
Accounts receivable, less allowances of $22 and $23	1,347	1,234
Vendor receivables, less allowances of $2 and $2	154	101
Inventories	1,219	1,113
Prepaid expenses	68	74
Assets held for sale	25	5
Other current assets	10	15

Total current assets	2,972	3,060
Property and equipment — net	1,735	1,769
Goodwill	3,900	3,876
Other intangibles — net	410	478
Deferred tax assets	28	—
Other assets	63	57

Total assets	$9,108	$9,239

LIABILITIES AND EQUITY
Current liabilities:
Bank checks outstanding	$176	$191
Accounts payable	1,422	1,079
Accrued expenses and other current liabilities	414	470
Current portion of long-term debt	75	63

Total current liabilities	2,088	1,803
Long term debt	3,756	4,682
Deferred tax liabilities	396	456
Other long-term liabilities	375	387

Total liabilities	6,615	7,328

Redeemable common stock	—	38
Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	2,787	2,292
Accumulated deficit	(213)	(346)
Accumulated other comprehensive loss	(83)	(74)

Total shareholders’ equity	2,493	1,873

Total liabilities and equity	$9,108	$9,239

*	Amounts may not add due to rounding.

US FOODS HOLDING CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended
($ in millions*, except share and per share data)	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Net sales	$5,841	$5,796	$17,241	$17,192
Cost of goods sold	4,808	4,783	14,215	14,257

Gross profit	1,033	1,013	3,026	2,935
Distribution, selling and administrative costs	903	911	2,689	2,716
Restructuring and tangible asset impairment charges	15	29	39	82

Total operating expenses	917	940	2,728	2,797

Operating income	115	73	298	137

Acquisition termination fees — net	—	—	—	288
Interest expense — net	49	70	190	211
Loss on exinguishment of debt	12	—	54	—

Income before taxes	55	3	55	214
Income tax provision (benefit)	(78)	(2)	(78)	37

Net income	$133	$5	$133	$177

Net income per share
Basic	$0.60	$0.03	$0.69	$1.05
Diluted	$0.59	$0.03	$0.68	$1.04
Weighted-average common shares outstanding
Basic	220,608,821	169,594,374	193,269,252	169,583,156
Diluted	225,054,051	170,841,583	196,805,990	170,881,801

*	Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Consolidated Statements of Cash Flow

(Unaudited)

	39 weeks ended	39 weeks ended
($ in millions*)	October 1, 2016	September 26, 2015
Cash Flows From Operating Activities:
Net income	$133	$177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	314	299
Gain on disposal of property and equipment-net	(5)	(1)
Asset impairment charges	—	6
Loss on extinguishment of debt	54	—
Amortization of deferred financing costs	6	10
Amortization of Old Senior Notes original issue premium	(2)	(2)
Insurance proceeds related to operating activities	10	22
Insurance benefit in net income	(10)	(20)
Deferred tax (benefit) provision	(82)	28
Share-based compensation expense	14	8
Provision for doubtful accounts	7	7
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(150)	(102)
Increase in inventories	(99)	(101)
Decrease in prepaid expenses and other assets	5	2
Increase in accounts payable and bank checks outstanding	331	184
(Decrease) increase in accrued expenses and other liabilities	(88)	69

Net cash provided by operating activities	440	586

Cash Flows From Investing Activities:
Acquisition of businesses —net of cash	(95)	—
Proceeds from sales of property and equipment	11	3
Purchases of property and equipment	(105)	(142)
Investment in noncontrolling interest	(8)	—
Investment in marketable securities	(485)	—
Insurance proceeds related to investing activities	—	3
Purchase of industrial revenue bonds	—	(22)

Net cash used in investing activities	(681)	(158)

Cash Flows From Financing Activities:
Proceeds from debt refinancings	2,214	—
Proceeds from other debt borrowings	1,936	22
Principal payments on debt and capital leases	(3,316)	(90)
Payment for debt financing cost and fees	(26)	(1)
Redemption of Old Senior Notes	(1,377)	—
Net proceeds from initial public offering	1,114	—
Cash distribution to shareholders	(666)	—
Proceeds from common stock sales	3	1
Common stock repurchased	(8)	(5)

Net cash used in financing activities	(126)	(73)

Net (decrease) increase in cash	(368)	355
Cash and cash equivalents, beginning of period	518	344

Cash and cash equivalents, end of period	$150	$698

Supplemental disclosures of cash flow information:
Cash paid in the period for:
Interest (net of amounts capitalized)	$175	$235
Income taxes paid — net of refunds	4	5
Non-cash Investing and Financing Activities:
Property and equipment purchases included in accounts payable	14	5
Capital lease additions	77	58
Contingent consideration payable for business acquisitions	6	—
Marketable securities transferred in connection with the legal defeasance of the CMBS Fixed Loan Facility	485	—
CMBS Fixed Loan Facility defeasance	472	—

*	Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation (Unaudited)

	13 Weeks Ended
($ in millions*)	October 1, 2016	September 26, 2015	Change	%
Net income (GAAP)	$133	$5	$128	NM
Interest expense, net	49	70	(21)	(30.0)
Income tax benefit	(78)	(2)	(77)	NM
Depreciation and amortization expense	106	101	5	5.0

EBITDA (Non-GAAP)	210	175	35	20.0
Sponsor fees (1)	—	3	(3)	NA
Restructuring and tangible asset impairment charges (2)	15	29	(14)	(48.3)
Share-based compensation expense (3)	5	3	2	66.7
LIFO reserve change (4)	(7)	(20)	13	(65.0)
Loss on extinguishment of debt (5)	12	—	12	NA
Business transformation cost (6)	10	11	(1)	(9.1)
Acquisition related costs (7)	—	23	(23)	NA
Other (8)	—	3	(3)	NA

Adjusted EBITDA (Non-GAAP)	244	225	19	8.4
Depreciation and amortization expense	(106)	(101)	(5)	5.0
Interest expense, net	(49)	(70)	21	(30.0)
Income tax (provision) benefit (9)	(2)	1	(3)	NM

Adjusted Net income (Non-GAAP)	$87	$55	$32	58.2

Diluted EPS (GAAP)	$0.59	$0.03	$0.56	NM
Sponsor fees (1)	—	0.01	(0.01)	(1.0)
Restructuring and tangible asset impairment charges (2)	0.07	0.17	(0.10)	(58.8)
Share-based compensation expense (3)	0.02	0.02	—	—
LIFO reserve change (4)	(0.03)	(0.12)	0.09	(75.0)
Loss on extinguishment of debt (5)	0.05	—	0.05	NA
Business transformation costs (6)	0.04	0.06	(0.02)	(33.3)
Acquisition related costs (7)	—	0.13	(0.13)	(100.0)
Other (8)	—	0.02	(0.02)	(100.0)
Income tax impact of adjustments (9)	(0.35)	—	(0.35)	NA

Adjusted Diluted EPS (Non-GAAP)	$0.39	$0.32	$0.07	21.9

Weighted-average diluted shares outstanding	225,054,051	170,841,583

Gross profit (GAAP)	$1,033	$1,013	$20	2.0
LIFO reserve change	(7)	(20)	13	(65.0)

Adjusted gross profit (Non-GAAP)	$1,026	$993	$33	3.3

Operating expenses (GAAP)	$917	$940	$(23)	(2.5)
Depreciation and amortization expense	(106)	(101)	(5)	5.0
Sponsor Fees	—	(3)	3	NA
Restructuring and tangible asset impairment charges	(15)	(29)	14	(48.3)
Share-based compensation expense	(5)	(3)	(2)	66.7
Business transformation costs	(10)	(11)	1	(9.1)
Acquisition related costs	—	(23)	23	NA
Other	—	(3)	3	NA

Adjusted operating expenses (Non-GAAP)	$781	$767	$14	1.8

*	Amounts may not add due to rounding.

NA - Percentage change is not applicable.

NM - Percentage change not meaningful.

(1)	Consists of fees paid to the Sponsors for consulting and management advisory services. On June 1, 2016, the consulting and management agreements with each of the Sponsors were terminated for an aggregate termination fee of $31 million.
(2)	Consists primarily of facility related closing costs, including severance and related costs, tangible asset impairment charges, and organizational realignment costs.
(3)	Share-based compensation expense for vesting of stock awards.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)	Loss related to the September 2016 CMBS Fixed Facility defeasance.
(6)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(7)	Consists of costs related to the Acquisition, including certain employee retention costs.
(8)	Other includes gains, losses or charges as specified under USF’s debt agreements. The balance for the 13 weeks ended September 26, 2015, includes $9 million of brand re-launch and marketing costs and $3 million of closed facility carrying costs, partially off-set by a $9 million net insurance benefit.
(9)	Represents our income tax (provision) benefit adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and the tax benefits recognized in continuing operations due to the existence of a gain in other comprehensive income and loss in continuing operations. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances. We released the valuation allowance against federal and certain state net deferred tax assets in 2016. We were required to reflect the portion of the valuation allowance release related to current year ordinary income in the estimated annual effective tax rate and the portion of the valuation allowance release related to future years’ income discretely in the 13-weeks ended October 1, 2016. We maintained a valuation allowance against federal and state net deferred tax assets in 2015. The result was an immaterial tax effect related to pre-tax items excluded from Adjusted Net income in 2016 and 2015.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation (Unaudited)

	39 Weeks Ended
($ in millions*)	October 1, 2016	September 26, 2015	Change	%
Net income (GAAP)	$133	$177	$(44)	(24.9)
Interest expense, net	190	211	(21)	(10.0)
Income tax (benefit) provision	(78)	37	(115)	NM
Depreciation and amortization expense	314	299	15	5.0

EBITDA (Non-GAAP)	559	724	(165)	(22.8)
Sponsor fees (1)	36	8	28	NM
Restructuring and tangible asset impairment charges	39	82	(43)	(52.4)
Share-based compensation expense (3)	14	8	7	87.5
LIFO reserve change (4)	(25)	(42)	17	(40.5)
Loss on extinguishment of debt (5)	54	—	54	NA
Business transformation costs (6)	26	31	(5)	(16.1)
Acquisition related costs (7)	1	79	(78)	(98.7)
Acquisition termination fees — net (8)	—	(288)	288	NA
Other (9)	4	19	(15)	(78.9)

Adjusted EBITDA (Non-GAAP)	$707	$620	$87	14.0
Depreciation and amortization expense	(314)	(299)	(15)	5.0
Interest expense, net	(190)	(211)	21	(10.0)
Income tax provision (10)	(2)	(38)	36	(94.7)

Adjusted Net income (Non-GAAP)	$201	$72	$129	179.2

Diluted EPS (GAAP)	$0.68	$1.04	$(0.36)	(34.6)
Sponsor fees (1)	0.18	0.04	0.14	NM
Restructuring and tangible asset impairment charges	0.20	0.48	(0.28)	(58.3)
Share-based compensation expense (3)	0.07	0.05	0.02	40.0
LIFO reserve change (4)	(0.13)	(0.25)	0.12	(48.0)
Loss on extinguishment of debt (5)	0.27	—	0.27	NA
Business transformation costs (6)	0.13	0.18	(0.05)	(27.8)
Acquisition related costs (7)	—	0.46	(0.46)	NA
Acquisition termination fees — net (8)	—	(1.68)	1.68	NA
Other (9)	0.02	0.11	(0.09)	(81.8)
Income tax impact of adjustments (10)	(0.40)	(0.01)	(0.39)	NM

Adjusted Diluted EPS (Non-GAAP)	$1.02	$0.42	$0.60	142.9

Weighted-average diluted shares outstanding	196,805,990	170,881,801

Gross profit (GAAP)	$3,026	$2,935	$91	3.1
LIFO reserve change	(25)	(42)	17	(40.5)

Adjusted gross profit (Non-GAAP)	$3,001	$2,893	$109	3.8

Operating expenses (GAAP)	$2,728	$2,797	$(69)	(2.5)
Depreciation and amortization expense	(314)	(299)	(15)	5.0
Sponsor fees	(36)	(8)	(28)	NM
Restructuring and tangible asset impairment charges	(39)	(82)	43	(52.4)
Share-based compensation expense	(14)	(8)	(7)	87.5
Business transformation costs	(26)	(31)	5	(16.1)
Acquisition related costs	(1)	(79)	78	(98.7)
Other	(4)	(19)	15	(78.9)

Adjusted operating expenses (Non-GAAP)	$2,294	$2,271	$23	1.0

*	Amounts may not add due to rounding.

NA - Percentage change is not applicable.

NM - Percentage change not meaningful.

(1)	Consists of fees paid to the Sponsors for consulting and management advisory services. On June 1, 2016, the consulting and management agreements with each of the Sponsors were terminated for an aggregate termination fee of $31 million.
(2)	Consists primarily of facility related closing costs, including severance and related costs, tangible asset impairment charges, organizational realignment costs and estimated multiemployer pension withdrawal liabilities.
(3)	Share-based compensation expense for vesting of stock awards.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)	Includes fees paid to debt holders, third party costs, early redemption premium, and the write off of certain pre-existing unamortized deferred financing costs, partially offset by the write-off of unamortized issue premium related to the June 2016 debt refinancing, and the loss related to the September 2016 CMBS Fixed Facility defeasance.
(6)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(7)	Consists of costs related to the Acquisition, including certain employee retention costs.
(8)	Consists of net fees received in connection with the termination of the Acquisition Agreement.
(9)	Other includes gains, losses or charges as specified under USF’s debt agreements. The balance for the 39 weeks ended October 1, 2016, includes $5 million of initial public offering readiness costs, $4 million of closed facility carrying costs and $3 million of business acquisition related costs, partially offset by a $10 million insurance benefit. The balance for the 39 weeks ended September 26, 2015 includes a $16 million legal settlement charge, $9 million of brand re-launch and marketing costs, and $4 million of closed facility carrying costs, partially offset by an $11 million net insurance benefit.
(10)	Represents our income tax (provision) benefit adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and the tax benefits recognized in continuing operations due to the existence of a gain in other comprehensive income and loss in continuing operations. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances. We released the valuation allowance against federal and certain state net deferred tax assets in 2016. We were required to reflect the portion of the valuation allowance release related to current year ordinary income in the estimated annual effective tax rate and the portion of the valuation allowance release related to future years’ income discretely in the 13-weeks ended October 1, 2016. We maintained a valuation allowance against federal and state net deferred tax assets in 2015. The result was an immaterial tax effect related to pre-tax items excluded from Adjusted Net income in 2016 and 2015.

Non-GAAP Reconcilation Net Debt and Free Cash Flow

($ in millions)

	October 1, 2016	September 26, 2015*
Long-term debt (GAAP)	$3,756	4,652
Current portion of long-term debt (GAAP)	75	60
Old Senior Notes premium	—	(12)
Restricted cash	(150)	(699)
Cash and cash equivalents	(6)	(6)

Net Debt (Non-GAAP)	$3,675	$3,995

LTM Adjusted EBITDA (Non-GAAP)	$962	$860

Leverage (Net/Adjusted EBITDA)	3.82	4.65

* The September 26, 2015 balance has been reclassified to conform to current year presentation.
Cash flow from operating activities (GAAP)	$440	$586
Capital expenditures	105	142

Free cash flow (non-GAAP)	$335	$444